Exhibit 10.45

June 16, 2008

Dear Susan Marsch:

On June 6, 2008, the Compensation Committee of the Board of Directors approved an award to you of restricted cash in the amount of USD$400,000 (the “Award”).  The Award is payable in three equal, annual installments, with the first payment of $133,334 (less applicable withholding) scheduled for June 1, 2009.  You must be employed by the Company through each payment date in order to receive the payment due on that date.

In the event your employment with the Company terminates in a manner that would entitle you to severance benefits under the Executive Involuntary Termination Severance Pay Plan (the “Plan”) in which you participate and a copy of which has been delivered to you by the Company, your Award will vest in full and will be payable at the same time as the cash severance benefits paid under the Plan are otherwise payable, and receipt of the accelerated Award will be subject to the same terms and conditions as the receipt of severance benefits under the Plan.  Those conditions include, but are not limited to, the requirement that you execute a release in favor of the Company as required by Section 4.3 of the Plan.

The acceleration and subsequent payment of the Award in accordance with this letter agreement will be in addition to and shall not be in lieu of any other severance or retention plan benefits, and shall not reduce any payment you may otherwise be eligible to receive, under the Plan.

Please acknowledge receipt of this agreement and your acceptance of the terms hereof by signing below and returning the signed copy to the Human Resources Department.

Sincerely,
Mark Green
SVP, Global Human Resources and Real Estate

ACKNOWLEDGED AND AGREED TO:

Signature:	/s/ Susan Marsch

Name printed:	Susan Marsch
Date: July 11, 2008